                                                                    Exhibit 23.1

               [LETTERHEAD OF DWYER PEMBERTON AND COULSON, P.C.]



                        CONSENT OF INDEPENDENT AUDITORS


The Boards of Directors
Timberland Bancorp, Inc.
Timberland Savings Bank, SSB
Hoquiam, Washington


We consent to the use in this Registration Statement on Form S-1 on behalf of Timberland Bancorp, Inc., of our report dated November 22, 1996, relating to the consolidated financial statements of Timberland Savings Bank, SSB and subsidiary contained in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings "Legal and Tax Opinions" and "Experts" contained in this Prospectus, which is a part of such Registration Statement.

/s/ Dwyer, Pemberton & Coulson

DWYER PEMBERTON & COULSON, P.C.

Tacoma, Washington
September 17, 1997